Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors Reebonz Limited:

We consent to the use of our report dated 14 September 2018, with respect to the consolidated statements of financial position of Reebonz Limited (the ‘Company’) and subsidiaries as of 1 January 2016, 31 December 2016 and 31 December 2017, the related consolidated statements of profit or loss, other comprehensive income (loss), changes in equity, and cash flows for each of the years ended 31 December 2016 and 31 December 2017, and the related notes (collectively, the ‘consolidated financial statements’), included herein and to the reference to our firm under the heading "Experts" in the Registration Statement (F-1 No 333- 229839) of Reebonz Holding Limited.

Our report dated 14 September 2018 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Our report also includes emphasis of matter paragraphs that draw attention to a) the correction of a prior period error described in Note 37 and b) the convenience translation described in Note 3.2iii.

/s/ KPMG LLP

KPMG LLP

Public Accountants and Chartered Accountants

Singapore

15 March 2019